FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 2011
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POKERTEK, INC.
 (Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	61-1455265
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1150 CREWS ROAD, SUITE F
MATTHEWS, NORTH CAROLINA 28105
(Address of Principal Executive Office)

2009 STOCK INCENTIVE PLAN
(Full title of the plan)

Mark D. Roberson
Chief Executive Officer
1150 CREWS ROAD, SUITE F
MATTHEWS, NORTH CAROLINA 28105
(Name and address of agent for service)

TELEPHONE: (704) 849-0860
(Telephone number, including area code, of agent for service)

Large accelerated filer [  ] Accelerated filer [  ]
Non-accelerated filer [  ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT BEING REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE

Common Stock, no par value per share	400,000	$1.58	$632,000	$73.38

TOTAL	400,000	$1.58	$632,000	$73.38

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for a share of common stock as reported by the NASDAQ Capital Market on March 24, 2011.

PART I

ITEM 1.  PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the 2009 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Kathi Fath
PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, North Carolina 28105
T: (704) 849-0860

EXPLANATORY NOTE

Pursuant to General Instruction C of Form S-8, the re-offer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for re-offerings and re-sales of registered shares of common stock which have been issued upon the grants of common stock and/or options or rights to purchase shares of common stock to executive officers and directors of PokerTek, Inc.

REOFFER PROSPECTUS
400,000 SHARES OF COMMON STOCK OF
POKERTEK, INC.

This Re-offer Prospectus relates to the offer and sale of up to 400,000 shares of our common stock from time to time by selling stockholders. The common stock is issuable upon the exercise of certain options, stock appreciation rights or from stock awards granted to the selling stockholders from time to time under our 2009 Stock Incentive Plan (the “Plan”).

Our common stock is traded on the NASDAQ Capital Market under the symbol "PTEK." On March 24, 2011, the closing price of a share of our common stock was $1.60 per share.

We will not receive any of the proceeds from the sales by the selling stockholders. The common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the common stock by a selling stockholder and participating agents, brokers, dealers or market makers, they may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Re-offer Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Re-offer Prospectus is March 30, 2011

TABLE OF CONTENTS

Risk Factors	4
Note Regarding Forward Looking Statements	14
Use of Proceeds	14
Selling Stockholders	14
Plan of Distribution	14
Description of Securities to be Registered	17
Legal and Accounting Matters	20
Incorporation of Certain Documents by Reference	20
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities	21
Where You can Find More Information	21

You should rely only on the information contained in this Re-offer Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this Re-offer Prospectus. The information contained in this Re-offer Prospectus is accurate only as of the date of this Re-offer Prospectus, regardless of the time of delivery of this Re-offer Prospectus or of any sale of the common stock.

The Company’s executive offices are located at 1150 Crews Road, Suite F, Matthews, North Carolina 28105, where its telephone number is (704) 849-0860.

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business.

We have a limited operating history and a history of losses. We may be unable to generate sufficient net revenue in the future to achieve or sustain profitability.

We have experienced net losses for each quarterly and annual period since our inception in August 2003. We have incurred annual operating losses of $(2,627,584) and $(4,864,074) during the fiscal years ending 2010 and 2009. As a result, at December 31, 2010 we had an accumulated deficit of $(44,022,118). We have incurred losses from operations of $(4,022,444) and $(5,674,211) for the fiscal years ending 2010 and 2009. We may continue to incur losses and cash flow deficits. It is possible that we may not generate significant revenues or profits in the foreseeable future or at all. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business and the market price of our common stock and may require us to raise additional capital, which may not be available on terms acceptable to us or at all.

We may require additional financing to sustain or grow our operations.

At December 31, 2010 we had working capital of $1,354,255. We had an operating cash flow deficit of $458,020 and $2,342,184 for the years ended December 31, 2010 and December 31, 2009. Our operating plan for 2011 is to balance revenue growth with operating expense control and working capital management, while carefully monitoring the impact of growth on cash needs and cash balances. We have demonstrated a trend of improving operating results and reduced use of cash in recent quarters, and we expect those improving trends to continue into 2011 as we deploy our inventory to generate additional revenue and cash flow. However, we may also seek to raise additional capital or expand our credit facilities to bolster liquidity and to accelerate business growth during 2011.

Our business is closely tied to the casino industry, and factors that negatively impact the casino industry may also negatively affect our ability to generate revenues.

Casinos and other gaming operators represent a significant portion of our customers. Therefore, factors that may negatively impact the casino industry may also negatively impact our future revenues. If casinos experience reduced patronage, revenues may be reduced as our games may not perform well and may be taken off of the casino floor altogether. The levels of casino patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:

●	general economic conditions;
●	levels of disposable income of casino patrons;
●	downturn or loss in popularity of the gaming industry in general, and table and slot games in particular;
●	the relative popularity of entertainment alternatives to casino gaming;
●	the growth and number of legalized gaming jurisdictions;
●	local conditions in key gaming markets, including seasonal and weather-related factors;
●	increased transportation costs;
●	acts of terrorism and anti-terrorism efforts;
●	changes or proposed changes to tax laws;
●	increases in gaming taxes or fees;
●	legal and regulatory issues affecting the development, operation and licensing of casinos;
●	the availability and cost of capital to construct, expand or renovate new and existing casinos;
●	the level of new casino construction and renovation schedules of existing casinos; and
●	competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products.

These factors significantly impact the demand for our products and technologies.

Our business would suffer if demand for gaming in general, or poker in particular, decreases.

We derive a significant portion of our revenues from the leasing, licensing and sale of the PokerPro system and from providing related maintenance and support services. Although the popularity of poker in particular and gaming in general has recently been growing in the United States and abroad, gaming has historically experienced backlash from various constituencies and communities. Public tastes are unpredictable and subject to change and may be affected by changes in a country’s political and social climate. A change in public tastes or a backlash among certain constituencies or in certain communities could result in reduced popularity of poker or increased regulation of the gaming industry, either of which could significantly reduce demand for the PokerPro system.

Moreover, the market for the PokerPro system is limited. Although we believe that there is a significant opportunity for PokerPro, the number of venues in which the PokerPro system can be placed is finite as the number of jurisdictions in which gaming is legal is limited.

The global economy has experienced significant volatility that has impacted attendance and consumer spending on gaming and other leisure activities. Casino operators are experiencing financial pressure which may lead them to curtail operations, close facilities, delay poker room conversions, or be unable to meet their financial obligations. In addition, reductions in consumer spending may impact the ability of amusement operators to generate acceptable returns or continue to operate their businesses. Our vendors are also under increased financial pressure, which could impact their ability to operate their businesses or deliver products to us.

We derive a significant portion of our revenues from the leasing, licensing and sale of the PokerPro system and from providing related maintenance and support. Gaming revenues and occupancy in major gaming markets have declined significantly, causing many casino operators to reevaluate their operations, reduce expenses, and, in some cases, to cease operations or seek bankruptcy protection. We also believe that operators in the amusement markets are experiencing increasing financial pressures and believe that many operators have limited financial resources and would be adversely impacted by a sustained economic downturn. We believe that some operators have been forced to curtail or cease operations. We also understand that electronics and other vendors in the Far East have experienced declines in demand from their international customers, which could possibly impact their ability to manufacture and deliver products efficiently and at acceptable costs to us.

A prolonged decline in consumer spending on gaming and amusement activities could have a significant impact on our customers and our vendors. Accordingly, such a prolonged downturn could have a significant impact our business operations and financial condition.

We have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

●
increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest; require us to dedicate future cash flows to the repayment of debt. This could reduce the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and
●	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.

Our ability to repay our debt depends on many factors beyond our control. If we elect to raise equity capital in the future, our current shareholders could be subjected to significant dilution. If we are unable to raise capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements, transitioning PokerPro from a capital intensive leasing strategy to a product sale strategy, or seeking to sell assets of all, or a portion of, our operations.

Payments on our debt will depend on our ability to generate cash or secure additional financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, we may be required to attempt to raise capital, sell assets, reduce expenditures or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements, transitioning PokerPro from a capital intensive leasing strategy to a product sale strategy, or seeking to sell assets of all, or a portion of, our operations. If we decide to raise capital in the equity markets or take other actions, our shareholders could incur significant dilution or diminished valuations, or, if we are unable to raise capital, our ability to effectively operate our business could be impaired.

In addition, if we are successful in raising capital in the equity markets to repay our indebtedness, or for any other purpose in the future, our shareholders could incur significant dilution.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

Our credit facility with Silicon Valley Bank contains covenants that could adversely impact our business by limiting our ability to obtain future financing, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. The credit facility includes covenants requiring the achievement of specified financial ratios and thresholds and contains other terms and conditions qualifying the terms upon which Silicon Valley Bank is required to extend funds. Our ability to comply with these provisions may be affected by events beyond our control.

We are dependent on a small number of key suppliers and customers. Changes in our relationships with these parties or changes in the economic environments in which they operate could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Our revenues are concentrated with a small number of customers. The loss of any of these customers or changes in our relationship with them could have a material adverse affect on our business.

To manufacture our products, we purchase components from independent manufacturers, many of whom are located in the Far East. An extended interruption in the supply of these products or suitable substitute inventory would disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

For a number of our key inventory components, we rely on a single supplier. We are currently transitioning the manufacturing of more of our components to this supplier, increasing our dependence. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient. Furthermore, we may incur additional costs in sourcing materials from alternative producers. The disruption of our inventory supply, even in the short term, could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, political and other risks associated with our international operations could adversely affect our operating results.

Our revenues from international customers and our inventory costs from international suppliers are exposed to the potentially adverse effects of currency exchange rates, local economic conditions, political instability and other risks associated with doing business in foreign countries. To the extent that our revenues and purchases from international business partners increase in the future, our exposure to changes in foreign economic conditions and currency fluctuations will increase.

Our dependence on foreign customers and suppliers means, in part, that we may be affected by changes in the relative value of the U.S. dollar to foreign currencies. Although our receipts from foreign customers and our purchases of foreign products are principally negotiated and paid for in U.S. dollars, a portion of our business is denominated in other currencies and changes in the applicable currency exchange rates might negatively affect the profitability and business prospects of our customers and vendors. This, in turn, might cause such vendors to demand higher prices, delay shipments, or discontinue selling to us. This also might cause such customers to demand lower prices, delay or discontinue purchases of our products or demand other changes to the terms of our relationships. These situations could in turn ultimately reduce our revenues or increase our costs, which could have a material adverse affect on our business, financial condition and results of operations.

We have reported significant deficiencies in internal control over financial reporting, which could materially impact our financial reporting ability.

We reported significant deficiencies in internal control over financial reporting in Item 9A, “Controls and Procedures” in our annual report on Form 10-K for 2010.

While we have implemented new systems and taken other steps to strengthen our internal controls, we have limited staffing in our finance areas, and we can provide no assurance that the new systems and other procedures will fully resolve all significant deficiencies or that we will not create or discover additional significant deficiencies. If we are unable to remediate those significant deficiencies or if we discover other deficiencies, our ability to accurately report financial information could be impaired.

Our success depends on the PokerPro system achieving and maintaining acceptance by casinos and poker players worldwide.

Our success depends on continued market acceptance of the PokerPro system among casinos and poker players. Casinos and poker players may not prefer to use the PokerPro system for a number of other reasons, including preference for live dealers, mistrust of technology and perceived lack of reliability.

We have entered into agreements with customers that operate casinos and card clubs in more than one location. In such cases, our agreement with such customer provides that such customer will be responsible for providing, at its expense, a dedicated high-speed connection between the tables comprising the PokerPro system in the various locations operated by the customer to a remote central server supporting such tables. Failures or disruptions of a customer’s dedicated high-speed connection that result in the stoppage of play or in reduced performance of the PokerPro system could reduce players’ gaming experience, adversely affect the casinos’ or card clubs’ satisfaction with automated gaming devices in general and delay or prevent market acceptance of the PokerPro system.

If we fail to obtain or maintain gaming licenses and regulatory approvals, we will be unable to operate the PokerPro segment of our business and license or sell our gaming products.

The manufacture and distribution of gaming machines is subject to extensive federal, state, local and tribal regulation. Most jurisdictions require licenses, permits and other forms of approval for gaming devices. Most, if not all, jurisdictions also require licenses, permits and documentation of suitability, including evidence of financial stability, for the manufacturers and distributors of such gaming devices and for their officers, directors, major shareholders and key personnel. Our failure to obtain regulatory approval in any jurisdiction will prevent us from distributing our products and generating gaming revenue in that jurisdiction.

Any registrations, licenses, approvals or findings of suitability that we currently have or may obtain in the future may be revoked, suspended or conditioned at any time. The revocation or denial of a license in a particular jurisdiction will prevent us from distributing the PokerPro system in that jurisdiction and could adversely affect our ability to obtain and/or maintain licenses in other jurisdictions.

Gaming authorities in multiple jurisdictions have determined that certain of our executive officers, key employees, directors and significant shareholders are suitable. The inability of an executive officer, key employee, director or significant shareholder to obtain a determination of suitability in a jurisdiction may adversely affect the sale or licensing of our gaming products in that jurisdiction.

Gaming authorities in some jurisdictions may investigate any individual who has a material relationship with us and any of our shareholders to determine whether the individual or shareholder is suitable to those gaming authorities. Certain of our executive officers, key employees, directors and significant shareholders have been found suitable in multiple jurisdictions by various gaming authorities. If a gaming authority in any jurisdiction fails to find any of our executive officers, key employees, directors or significant shareholders suitable, we may be prohibited from leasing, licensing or selling our gaming products in that jurisdiction.

A finding of suitability is generally determined based upon numerous facts and circumstances surrounding the entity or individual in question, and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, key employees, directors or significant shareholders suitable.

Gehrig H. White, our Vice Chairman of the Board of Directors and beneficial owner of approximately 13.5% of our common stock, has disclosed in applications for the determination of suitability filed with gaming authorities that the IRS has recently completed an examination of his 2000 and 2001 federal individual income tax returns. The IRS previously issued an examination report showing a proposed income tax deficiency for Mr. White’s 2000 federal income tax return of $410,215 (plus additional interest and penalties attributable to that underpayment of tax) based on a disallowance of certain deductions for charitable contributions that Mr. White made to a foundation he established and mortgage interest that Mr. White paid to Legacy Capital, LLC, an affiliate of Merrill Scott. Merrill Scott is an investment advisor that was placed under receivership in 2002 by the SEC for violations of a variety of federal securities laws in connection with fraud and misappropriations of client funds by the firm through a scheme in which it obtained funds from its clients seeking above-market returns and other benefits. Mr. White is currently appealing the IRS’s proposed income tax deficiency. The IRS examination of Mr. White’s 2001 federal tax return resulted in the issuance of a notice of deficiency for additional income tax in the amount of $75,445 (plus additional interest and penalties attributable to that underpayment of tax). In his original 2001 federal tax return, Mr. White claimed deductions relating to a partnership investment he made after receiving advice from a law firm. The law firm subsequently informed Mr. White that the IRS had challenged the tax treatment of the investment structure and that he should file an amended return. Mr. White then filed an amended federal income tax return for 2001 eliminating the deductions relating to the partnership investment. He also paid the federal income taxes resulting from the elimination of such deductions. The IRS notice of deficiency assessed additional income taxes as the result of disallowing deductions for tax advice in connection with the partnership investment transaction and an accuracy penalty in connection with the losses claimed with respect to that investment. These amounts have been paid, which completes the audit process for Mr. White’s 2001 return. Due to the broad discretionary powers of gaming authorities, it is unknown what effect the IRS examinations of Mr. White’s federal income tax returns may have on Mr. White’s applications for a determination of suitability.

If any of our executive officers, certain key employees, directors or significant shareholders is not found suitable in a jurisdiction requiring a finding of suitability, we would be prevented from leasing, licensing or selling our gaming products in that jurisdiction as long as the individual or entity in question remained an officer, key employee, director or a significant shareholder. Such an occurrence would likely delay introduction of our gaming products into such jurisdiction or prevent us from introducing our gaming products in such jurisdiction altogether. Depending on how material such jurisdiction is to our plan of operations, failure to obtain such findings of suitability could have a material adverse effect on our results of operations. In addition, a finding that one of our executive officers, certain key employees, directors or significant shareholders is not suitable in any jurisdiction may hinder our ability to obtain necessary regulatory approvals in other jurisdictions. Conversely, however, a finding of suitability by one or more gaming authorities does not ensure that similar suitability determinations will be obtained from any other gaming authorities.

Although we have the ability to terminate the employment of an executive officer or key employee in the event that such executive officer or key employee fails to be found suitable, such termination would disrupt the management of our company, may trigger severance provisions under certain employment agreements and would likely have an adverse effect on our business and results of operations. In addition, the removal of a director under the provisions of our Amended and Restated Bylaws requires action on the part of our shareholders at a shareholders’ meeting. Our Restated Articles of Incorporation provide that we may redeem at fair market value any or all shares of our capital stock held by any person or entity whose status as a shareholder, in the opinion of our Board of Directors, jeopardizes the approval, continued existence, or renewal of any federal, state, local or tribal license we hold. However, we may not have the funds available for such a redemption, especially if the shareholder in question holds a significant amount of our common stock. We have not determined what action we would take in such event. We will also be prevented from effecting such a redemption if it would violate North Carolina law.

If the Johnson Act is found to apply to the PokerPro system, the Department of Justice may institute criminal and/or civil proceedings against us.

Gaming devices are regulated at the federal level by the Johnson Act. The Johnson Act broadly defines an illegal gambling device as any machine or mechanical device designed and manufactured primarily for use in connection with gambling and that, when operated, delivers money or other property to a player as the result of the application of an element of chance. We believe the Johnson Act does not apply to the use of the PokerPro system by tribal casinos because several courts have held that electronic aids to permitted Class II gaming devices under the Indian Gaming Regulatory Act of 1988 (IGRA) are not prohibited by the Johnson Act. However, there is no guarantee that our belief is correct. These decisions have focused on the use by tribal casinos of electronic aids to bingo. We are not aware of any court or regulatory body that has considered how the Johnson Act applies to the PokerPro system or any other form of electronic poker table. The Department of Justice, the primary law enforcement entity responsible for enforcing the Johnson Act, has traditionally taken a broad view as to what constitutes a gambling device prohibited by the Johnson Act. It is possible that the Department of Justice may institute criminal and/or civil proceedings against us and that a court may rule that the Johnson Act prohibits the use of the PokerPro system by tribal casinos unless the tribe and state have entered into an appropriate tribal-state compact. Any such proceedings could interfere with our ability to obtain necessary regulatory approvals.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are a number of companies that offer poker-related entertainment or manufacture and distribute automated gaming machines. These companies may have greater financial resources than we have. The primary barriers to entry are the establishment of relationships with the owners and operators of casinos and card clubs, the receipt of necessary regulatory approvals and the development of the technology necessary to create an automated poker table. It is likely that our potential competitors could include manufacturers of gaming devices that have already established such relationships and that have received some, if not all, of the regulatory approvals that would be required to market and sell automated poker tables in our target markets. Therefore, the barriers to entry discussed above may not pose a significant obstacle for such manufacturers if they sought to compete with us.

If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. Patent applications can take many years to issue, and we can provide no assurance that any of these patents will be issued. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating the PokerPro system or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for the PokerPro system. Even if our pending patents are issued, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products and technologies. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

Defects in, and fraudulent manipulation of, the PokerPro system could reduce our revenue, increase our costs, burden our engineering and marketing resources, involve us in litigation and adversely affect our gaming licenses.

Our success will depend on our ability to avoid, detect and correct software and hardware defects and prevent fraudulent manipulation of our products. The PokerPro system is subject to rigorous internal testing and additional testing by regulators in certain gaming jurisdictions. We may not be able to maintain products that are free from defects or manipulation and that continue to satisfy these tests. Although we have taken steps to prevent defects, our products could suffer such defects, and our PokerPro products could be subject to manipulation after they have been widely distributed.

Although we do not believe it is likely, it is possible that an individual could breach the security systems of a casino or card club, gain access to the server on which the PokerPro system operates and fraudulently manipulate its operations. The occurrence of such fraudulent manipulation or of defects or malfunctions could result in financial losses for our customers and the subsequent termination of agreements, cancellation of orders, product returns and diversion of our resources. Even if our customers do not suffer financial losses, customers may replace our products if they do not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, loss of sales and, in the case of gaming products, loss of regulatory approvals.

In addition, the occurrence of defects in, or fraudulent manipulation of, the PokerPro system and its associated software may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our regulatory approvals.

The use of the PokerPro system could result in product liability claims that could be expensive and that could damage our reputation and harm our business.

Our business exposes us to the risk of product liability claims. Subject to contractual limitations, we will face financial exposure to product liability claims if the PokerPro system fails to work properly and causes monetary damage to either poker players or casinos and card clubs. In addition, defects in the design or manufacture of the PokerPro system might require us to recall each PokerPro system that has been licensed. Although we maintain product liability insurance, the coverage limits of policies available to us may not be adequate to cover future claims. If a successful claim brought against us is in excess or outside of our insurance coverage, we may be forced to divert resources from the development of the PokerPro system, the pursuit of regulatory approvals and other working capital needs in order to satisfy such claims.

We are discontinuing our Amusement segment. We could incur additional charges in the future as we execute our plans to liquidate our inventory and exit the business. The elimination of the Amusement segment decreases our product diversification and increases our reliance on the gaming business.

The market for amusement products has been challenging and our revenues and gross margins have been steadily declining. Due to the deteriorating performance of the segment during the first half of 2010, the outlook for the amusement industry and the significant decline in demand and pricing power for our Heads-Up Challenge, we incurred significant charges as of June 30, 2010 to value the assets of the Amusement segment at net realizable value. In addition, on August 5, 2010, we approved a plan to discontinue our amusement business altogether and liquidate the remaining assets. If we are unable to execute our plans, or market conditions deteriorate further, we could incur additional charges to liquidate the inventory, or may not be able to liquidate the inventory at all. In addition, the elimination of the Amusement segment increases our reliance on the gaming business.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

Our management team’s limited experience in the gaming market could increase costs, hamper our marketing strategies and delay our expansion.

The limited experience of our management team in the gaming industry and the market for automated game technology could result in increased operating and capital costs, difficulties in executing our operating and marketing strategies and delays in our expansion strategy. We may not successfully address any or all of the risks posed by this limited experience, and our failure to do so could seriously harm our business and operating results.

If we fail to manage our growth, our business and operating results could be harmed.

We have reduced our operating expenses and significantly reduced our headcount, placing significant demands on our financial and operational infrastructure. If we do not effectively manage our growth, our ability to develop and market the PokerPro system and the Heads-Up Challenge products could suffer, which could negatively affect our operating results.

Our success will depend on the reliability and performance of third-party distributors, manufacturers and suppliers.

We compete with other companies for the production capacity of third-party suppliers for components. Certain of these competing companies have substantially greater financial and other resources than we have, and we may be at a competitive disadvantage in seeking to procure production capacity. Our inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of our products on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with potential customers.

We also rely on operators and distributors to market and distribute our products, and we rely on casino customers to operate poker rooms. If our operators or distributors are unsuccessful, we may miss revenue-generating opportunities that might otherwise have been recognized.

Enforcement of remedies or contracts against Native American tribes could be difficult.

Contracts with Native American tribes are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be difficult for us to protect our rights. Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid, and, in the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe.

Change in business strategies could adversely impact market success or financial performance.

We recently changed the strategic focus of the company from traditional highly competitive North American poker markets to a more international focus. Our products may not be successful in those markets, and operating in foreign countries carries additional operational, regulatory and currency risk than traditional U.S. markets. If we are unsuccessful in those markets or incur significant additional expenses to operate in those markets, our financial results could be negatively affected.

Risks Associated with an Investment in our Common Stock.

Our common stock has a highly volatile market price, is thinly traded, and may impair our ability to raise capital.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by us, pursuant to this re-offer prospectus, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable, or other events that cause current shareholders to sell shares, could place negative pressure on the trading price of our stock. In addition, the lack of a robust secondary market may require a shareholder who desires to sell a large number of shares to sell those shares in increments over time in order to mitigate any adverse impact of the sales on the market price of our common stock.

The high volatility of our stock price and the thinly traded nature of our common stock may impair our ability to raise capital for working capital and growth.

We are not in compliance with the continued listing requirements of the NASDAQ Capital Market.

On July 1, 2010, we received a letter from The NASDAQ Stock Market indicating that the closing bid price of our common stock had fallen below $1.00 for the 30 consecutive business days from May 19, 2010 to June 20, 2010, and therefore, we were not in compliance with NASDAQ Listing Rule 5550(a)(2)(the “Rule”) as of July 1, 2010.

NASDAQ provides an automatic 180 day grace period through December 28, 2010 to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of 10 consecutive business days. If the company could not regain compliance at that time, it may receive a notice of delisting from NASDAQ, which is appealable to a hearing panel. Alternatively, we may at that time be eligible for an additional grace period of 180 days if we meet the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

On December 30, 2010, we received a letter from The NASDAQ Listings Qualifications Department indicating that a Staff Determination had been made to the effect that the our common stock would be delisted from The NASDAQ Capital Market since we had not regained compliance with the Rule during the 180 day period. The bid price of our common stock did not close above $1.00 for a 10-day period between July 1, 2010 and December 28, 2010. We appealed the Staff’s determination to a Hearing Panel and presented a timetable for compliance. The Hearing Panel denied our request for additional time to reach compliance through June 28, 2011, and requested us to consummate a reverse stock split by March 15, 2011.

As of February 25, 2011, we implemented a 1 for 2.5 reverse stock split to increase the bid price of our common stock. Following the reverse stock split, our shares have closed above the $1.00 minimum bid price requirement; however the hearings panel has elected to exercise its discretion to require trading above $1.00 in excess of ten trading days before determining compliance. NASDAQ also requires listed companies to maintain a minimum shareholder’s equity balance of $2.5 million. As of December 31, 2010, our shareholder’s equity was $2.8 million, which is in compliance with the NASDAQ requirement. However, we have a history of net losses and the hearings panel has requested additional information to aid in assessing our long-term compliance plans with regard to the minimum bid price, shareholder’s equity and other listing requirements, before determining compliance.

We could issue additional common stock, which might dilute the book value of our common stock.

Our Board of Directors has the authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, we may need to issue securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock. If an insufficient amount of authorized, but unissued, shares of common stock exists to issue in connection with a subsequent equity financing or acquisition transactions, we may be required to call a special meeting of our shareholders to authorize additional shares before undertaking or as a condition to completing a financing or acquisition transaction.

Shares eligible for future sale may adversely affect the market for our common stock.

As of December 31, 2010, we had a significant number of convertible or derivative securities outstanding, including 882,494 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $5.35 per share and 50,000 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $2.67 per share. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in the number of our outstanding shares and any sales of shares could have an adverse affect on the trading activity and market price of our common stock.

In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse affect on the market price of our securities.

Our executive officers, directors, and affiliates maintain the ability to substantially influence all matters submitted to shareholders for approval.

As of March 24, 2011, our board members and executive officers owned shares representing approximately 39% of our outstanding common stock. Our current board members and executive officers therefore have and will continue to have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, a merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transactions, as well as over our management and affairs. Accordingly, your ability to influence corporate matters will be limited. In addition, this concentration of ownership may delay or prevent a change of control of us at a premium price if these shareholders oppose it, even if it would benefit our other shareholders.

Our Board of Directors’ ability to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our common stock.

Our authorized capital includes 5,000,000 shares of “blank check” preferred stock. Our Board of Directors has the power to issue any or all of the shares of such preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval, subject to certain limitations on this power under the listing requirements of The NASDAQ Stock Market LLC. We may, in the future, consider adopting certain other anti-takeover measures. The authority of our Board of Directors to issue “blank check” preferred stock and any future anti-takeover measures we may adopt may in certain circumstances delay, deter or prevent takeover attempts and other changes in control of our company not approved by our Board of Directors. As a result, our shareholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of our common stock and the voting and other rights of our shareholders may also be affected.

There are certain limitations on ownership of five percent or more of our common stock, and we will have the right to redeem your shares of common stock if your ownership jeopardizes any regulatory certifications, licenses or approvals we hold.

Our Restated Articles of Incorporation provide that no person or entity may become the beneficial owner of five percent or more of our outstanding shares of common stock unless such person or entity agrees to provide personal background and financial information to, consent to a background investigation by, and respond to questions from the applicable gaming authorities in any jurisdiction in which we do business or desire to do business. Our Restated Articles of Incorporation also provide that we may redeem any or all shares of common stock held by any person or entity whose status as a shareholder, in the opinion of our Board of Directors, jeopardizes the approval, continued existence or renewal of any regulatory approval we hold. The amount that we will pay for such redeemed shares will equal the highest closing price of our common stock, as reported on the NASDAQ Capital Market or other exchange or quotation service on which our common stock is then listed or quoted, during the 30 days immediately preceding the date on which notice of redemption is given. This provision may force you to sell your shares of common stock before you would choose to do so and may cause you to realize a loss on your investment.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Included in this Re-offer Prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this Re-offer Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Re-offer Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." However, the 400,000 common shares which may be offered pursuant to this Re-offer Prospectus may be issuable upon exercise of options. If, and to the extent that, options are exercised, we will receive the exercise price of the options upon the exercise of the options. There is no assurance any of the options will be exercised or that we will issue any options under the Plan.

SELLING STOCKHOLDERS

The selling stockholders will be our current or future officers, directors, consultants or employees who acquire shares of our common stock pursuant to the Plan, some of whom may be considered our "affiliates" as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this Re-offer Prospectus. Certain unnamed non-affiliates, each of whom may sell up to the lesser of 1,000 shares or 1% of the shares of our common stock issuable under the Plan may use the Re-offer Prospectus for reoffers and resales.

As of the date of this Prospectus, 1,191,514 shares of common stock were subject to existing options under the Plan, and 58,486 shares were available for future grants.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Re-offer Prospectus, as supplemented;

(c)	ordinary brokerage transactions in which the broker solicits purchasers;

(d)	through options, swaps or derivatives;

(e)	in transactions to cover short sales;

(f)	privately negotiated transactions; or

(g)	in a combination of any of the above methods.

The selling shareholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling shareholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into such arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Rule 144

In addition, any securities covered by this Re-offer Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Re-offer Prospectus, as supplemented. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.

Regulation M

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling shareholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501(a) of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

There is no assurance that the selling stockholder will sell all or any portion of the shares covered by this Re-offer Prospectus.

All expenses of registration of the common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Re-offer Prospectus, we may incur additional expenses.

DESCRIPTION OF SECURITIES TO BE REGISTERED
 General

We are authorized to issue an aggregate of 40,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, and have 6,219,560 shares of common stock and no shares of preferred stock issued and outstanding as of March 24, 2011. Each such outstanding share of our common stock is validly issued, fully paid and non-assessable.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of Directors.

Dividend Rights. Subject to the dividend rights of the holders of any then-outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Limitations on Certain Shareholders. We are prohibited by our Restated Articles of Incorporation from issuing a person 5% or more of our outstanding shares of common stock unless such person (i) provides to the Gaming Authorities (as defined) certain information, (ii) responds to certain written or oral questions and (iii) consents to the performance of any background investigation that may be required; and provided, further, however, that our Restated Articles of Incorporation provide that shares of common stock of a Disqualified Holder (as defined) are subject to redemption at any time by action of the Board of Directors on certain terms and conditions set forth in the Restated Articles of Incorporation.

Preferred Stock

Under our Amended and Restated Articles of Incorporation, dated July 29, 2005, our Board of Directors is authorized, subject to limitations prescribed by law, to issue up to 5,000,000 shares of preferred stock in one or more series without further shareholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. We currently do not have any shares of preferred stock outstanding.

Options and Warrants

As of December 31, 2010, there were 882,494 options to purchase our common stock outstanding under four incentive stock option plans. These options had a weighted average exercise price of $5.35 and weighted average remaining contractual term of 8.1 years. They have an aggregate intrinsic value of $(3,173,920).

As of December 31, 2010, there were five warrants outstanding to purchase a total of 20,000 shares of our common stock at an exercise price of $2.50 per share. In addition, Lincoln Park Capital Fund, LLC has a warrant to purchase 40,000 shares of our common stock at an exercise price of $2.75 per share.

Provisions of Our Restated Articles of Incorporation and Amended and Restated Bylaws May Have an Anti-Takeover Effect

Certain provisions set forth in our Restated Articles of Incorporation and in our Amended and Restated Bylaws, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

Business Combinations. Our Restated Articles of Incorporation contain the following provisions governing certain business combinations involving us. Any Business Combination requires only such shareholder approval as is required by law and our Restated Articles of Incorporation if the Business Combination is approved by at least a majority of the Continuing Directors and, if deemed advisable by a majority of the Continuing Directors, the Board of Directors obtains an opinion of a reputable investment banking firm to the effect that the financial terms of the Business Combination are fair from a financial point of view to the holders of our shareholders (other than any Interested Shareholder).

If a proposed Business Combination is not approved as described above, any Business Combination must be approved by the affirmative vote of the holders of at least 60% of our voting securities held by persons other than an Interested Shareholder and its affiliates and associates.

The provisions described above will not be applicable to any particular Business Combination, and such Business Combination will require only such shareholder approval, if any, as is required by law, if such Business Combination constitutes a transaction between us or any of our subsidiaries and any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by us or any of our subsidiaries; provided, however, that this will not apply to any transaction to which any affiliate of any Interested Shareholder is a party.

Our Restated Articles of Incorporation generally define “Business Combination” as any of the following transactions involving us:

•
Any merger, share exchange or consolidation with or into any Interested Shareholder or any other entity that immediately before is, or immediately after such merger, share exchange or consolidation would be, an affiliate of an Interested Shareholder;

•
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or its affiliate of any of our assets, if such assets have an aggregate fair market value of $5,000,000 or more;

•
Our issuance or transfer to any Interested Shareholder or its affiliate (in one transaction or a series of related transactions) of any of our equity securities if such equity securities have an aggregate fair market value of $5,000,000 or more;

•	The adoption of any plan or proposal regarding our liquidation or dissolution; or

•
Any reclassification of securities or recapitalization, or any merger, share exchange or consolidation with or into any of our subsidiaries or any similar transaction that has the effect of increasing the percentage of the outstanding shares of any class of our equity or convertible securities that is owned by any Interested Shareholder or its affiliate.

Our Restated Articles of Incorporation define “Continuing Director” as an individual who was a member of our Board of Directors on the date a person became an Interested Shareholder.

Our Restated Articles of Incorporation define “Interested Shareholder” as any person (other than us, any of our subsidiaries or a trustee holding stock for the benefit of our employees) which, along with any affiliates and associates:

•	is the beneficial owner of more than 15% of our voting securities; or

•
is an assignee or purchaser of shares of our capital stock beneficially owned by any Interested Shareholder at any time within the past two years, which such assignment or sale occurred in the course of a transaction not involving a public offering within the meaning of the Securities Act.

A person will be deemed an Interested Shareholder for the purpose of this definition if the person is an Interested Shareholder as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, as of the date any definitive agreement relating to a Business Combination is entered into or amended so as to make it less favorable to us or our shareholders other than the Interested Shareholder, or immediately prior to the consummation of any such Business Combination.

Blank Check Preferred Stock. Our Restated Articles of Incorporation contain provisions that permit us to issue, without any further vote or action by the shareholders, up to 5,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Rights of Redemption. Our Restated Articles of Incorporation provide that no person or entity may become the beneficial owner of 5% or more of our outstanding shares of common stock unless such person or entity agrees to provide personal background and financial information to, consent to a background investigation by, and respond to questions from the gaming authorities in any jurisdiction in which we do business or desire to do business. Our Restated Articles of Incorporation also provide that we may redeem any or all shares of common stock held by any person or entity whose status as a shareholder, in the opinion of our Board of Directors, jeopardizes the approval, continued existence or renewal of any regulatory approval we hold. The amount that we will pay for such redeemed shares will equal the highest closing price of our common stock, as reported on NASDAQ or other exchange or quotation service on which our common stock is then listed or quoted, during the 30 days immediately preceding the date on which notice of redemption is given.

Special Shareholders’ Meetings. Our Amended and Restated Bylaws provide that a special meeting of shareholders may be called only by the Board of Directors and certain designated officers. Special meetings of shareholders may not be called by the shareholders. Our Amended and Restated Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or under the direction of the Board of Directors or a committee of the Board of Directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of Directors must be in writing, contain certain specified information and be received by our Corporate Secretary:

•	in the case of an annual meeting, at least 60 days but no more than 90 days in advance of the first anniversary of the notice date of our proxy statement for the preceding year’s annual meeting;

•
in the case of an annual meeting held on a date that is more than 30 days before or 60 days after the first anniversary date of the preceding year’s annual meeting, notice by a shareholder must be delivered no earlier than the 90th day prior to such annual meeting and no later than the later of the 60th day prior to such annual meeting or the tenth day following the notice date for such meeting; and

•	in the case of a special meeting, no later than the tenth day following the notice date for such meeting.

These provisions may preclude some shareholders from bringing matters before the shareholders at any annual or special meeting, including making nominations for directors.

Anti-Takeover Legislation

Pursuant to our Restated Articles of Incorporation, we have elected not to be governed by the North Carolina Control Share Act, which restricts the right of certain shareholders who acquire specified amounts of the common stock from voting those shares without certain approval by our other shareholders, and the North Carolina Shareholder Protection Act, which imposes certain requirements for approval of transactions between us and a shareholder beneficially owning in excess of 20% of the common stock.

Potential for Anti-Takeover Effects

While the foregoing provisions of our Restated Articles of Incorporation and Amended and Restated Bylaws may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, a Broadridge company.

LEGAL AND ACCOUNTING MATTERS

The validity of the common stock issuable under the Plan has been passed upon for us by Martin & Pritchett, P.A., 8015 West Kenton Circle, Suite 150, Huntersville, North Carolina 28078.

The financial statements at December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 incorporated by reference in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein. Such financial statements have been presented in reliance on the report of such firm given on their authority as experts in accounting and auditing.

No counsel or expert named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or its subsidiaries. Nor was any such person connected with the registrant or its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this Re-offer Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Re-offer Prospectus, except for information superseded by this prospectus. This Re-offer Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011;

(2) Current Reports on Form 8-K filed with the SEC on January 3, 2011, February 16, 2011 and February 24, 2011, and an 8-K/A filed with the SEC on February 24, 2011; and

(3) The description of the Company's common stock contained in the Company's Registration Statement on Form S-1 (File No. 333-127181), filed with the SEC on August 4, 2005, including any amendment or report filed for the purpose of updating such description.

All documents filed by PokerTek, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to: Kathi Fath, PokerTek, Inc., 1150 Crews Road, Suite F, Matthews, North Carolina 28105, T: (704) 849-0860

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's officers and directors are indemnified as provided by the North Carolina Business Corporation Act, the Company’s Bylaws, the Company’s Restated Articles of Incorporation and by contract.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (1) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and (2) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Our Amended and Restated Bylaws provide for the indemnification of any of our directors or officers against liabilities and litigation expenses arising out of his or her status as such, to the fullest extent permitted by law.

Our Restated Articles of Incorporation provide for the elimination of the personal liability of each of our directors to the fullest extent permitted by law.

We have entered into indemnification agreements with members of the Board of Directors and certain officers that provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred in any action or proceeding. We maintain directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at 100 F Street N.E. Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-732-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the shares of our common stock described in this Re-offer Prospectus. This Re-offer Prospectus is part of that Registration Statement and provides you with a general description of the Shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by PokerTek, Inc. ("the Company") with the Securities and Exchange Commission ("SEC") are incorporated in this Form S-8 by reference:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011;

(2) Current Reports on Form 8-K filed with the SEC on January 3, 2011, February 16, 2011 and February 24, 2011, and an 8-K/A filed with the SEC on February 24, 2011; and

(3) The description of the Company's common stock contained in the Company's Registration Statement on Form S-1 (File No. 333-127181), filed with the SEC on August 4, 2005, including any amendment or report filed for the purpose of updating such description.

All documents filed by PokerTek, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

ITEM 4.  DESCRIPTION OF SECURITIES

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is listed on the NASDAQ Capital Market under the symbol "PTEK."

ITEM 5.  INTERESTS OF NAMED COUNSEL AND EXPERTS

The validity of the common stock issuable under the Plan has been passed upon for us by Martin & Pritchett, P.A., 8015 West Kenton Circle, Suite 150, Huntersville, North Carolina 28078. Martin & Pritchett, P.A. does not own any shares of our common stock or any of our other securities.

The financial statements at December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 incorporated by reference in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein. Such financial statements have been presented in reliance on the report of such firm given on their authority as experts in accounting and auditing. McGladrey & Pullen, LLP, does not own any shares of our common stock or any of our other securities.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's officers and directors are indemnified as provided by the North Carolina Business Corporation Act, the Company’s Bylaws, the Company’s Restated Articles of Incorporation and by contract.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (1) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and (2) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Our Amended and Restated Bylaws provide for the indemnification of any of our directors or officers against liabilities and litigation expenses arising out of his or her status as such, to the fullest extent permitted by law.

Our Restated Articles of Incorporation provide for the elimination of the personal liability of each of our directors to the fullest extent permitted by law.

We have entered into indemnification agreements with members of the Board of Directors and certain officers that provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred in any action or proceeding. We maintain directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
4.1	2009 Stock Incentive Plan
5.1	Opinion of Martin & Pritchett, P.A.
23.1*	Consent of Martin & Pritchett, P.A.
23.2	Consent of Independent Registered Public Accounting Firm

* Included in its opinion filed as Exhibit 5.1

ITEM 9.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Matthews, North Carolina on this 30th day of March, 2011.

POKERTEK, INC.

By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Mark D. Roberson
Mark D. Roberson	Chief Executive Officer, Chief Financial Officer and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	March 30, 2011

/s/ Lyle A. Berman
Lyle A. Berman	Chairman of the Board of Directors	March 30, 2011

/s/ James T. Crawford, III
James T. Crawford, III	President and Director	March 30, 2011

/s/ Gehrig H. White
Gehrig H. White	Vice Chairman of the Board of Directors	March 30, 2011

/s/ Arthur L. Lomax
Arthur L. Lomax	Director	March 30, 2011

/s/ Joseph J. Lahti
Joseph J. Lahti	Director	March 30, 2011